UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 25, 2009

WMS INDUSTRIES INC.

(Exact name of registrant as specified in its charter)

Delaware	1-8300	36-2814522
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

800 South Northpoint Blvd., Waukegan, Illinois	60085
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (847) 785-3000

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On September 25, 2009, WMS Industries Inc. (the “Corporation”) entered into an unsecured $150 million Amended and Restated Credit Agreement, dated as of that date, with JPMorgan Chase Bank, N.A., as Administrative Agent, J.P. Morgan Securities Inc., as Joint Bookrunner and Joint Lead Arranger, Banc of America Securities LLC, as Joint Bookrunner and Joint Lead Arranger, Bank of America, N.A., as Syndication Agent and Keybank National Association, as Documentation Agent (the “Credit Agreement”). The maturity date is September 30, 2012.

The Credit Agreement provides for a $150 million revolving credit facility with the ability to expand the facility to $200 million from the existing lenders willing to increase their commitments or from additional lenders with the consent of JPMorgan Chase Bank, N.A. and Bank of America, N.A. Up to $25,000,000 is available under the Credit Agreement for the issuance of letters of credit and up to $10,000,000 is available for same-day borrowings from JPMorgan Chase Bank, N.A., in its capacity as the swingline lender.

The Credit Agreement provides for interest rates and facilities fees to be based on a credit grid calculated by reference to the Corporation’s consolidated indebtedness to EBITDA ratio (as defined in the Credit Agreement). The interest rate for eurodollar loans is the adjusted LIBO rate plus 2.00% to 2.75%. The interest rate for base rate loans is (i) the greater of (a) the prime rate, (b) federal funds rate plus  1/2%, or (c) the adjusted LIBO rate plus 1% (all as defined in the Credit Agreement), plus (ii) 1.00% up to 1.75%. The Corporation will pay commitment fees of .25% up to .50% of unborrowed commitments. With respect to letters of credit, the Corporation will pay (i) participation fees, (ii) fronting fees of .25% on undrawn amounts, and (iii) any applicable standard fees to the issuing lender.

The Corporation’s obligations under the Credit Agreement are guaranteed by the following U.S. subsidiaries of the Corporation: WMS Gaming Inc., Williams Electronics Games, Inc., WMS Finance Inc. and WMS International Holdings Inc.

The Credit Agreement requires the Corporation to maintain the following financial covenants (1) the Corporation’s consolidated EBIT to interest expense ratio (as defined in the Credit Agreement) as of the end of each of its fiscal quarters for the four fiscal quarter period ended on such date to be less than 2.50 to 1.0 and (2) the Corporation’s consolidated indebtedness to EBITDA ratio (as defined in the Credit Agreement) as of the end of each of its fiscal quarters for the four fiscal quarter period ended on such date to be greater than (A) with respect to any fiscal quarter ending on or before December 31, 2010, 3.25 to 1.0, and (B) with respect to any fiscal quarter thereafter, 3.00 to 1.00.

The Credit Agreement also contains covenants that, subject to specified exceptions, restrict the Corporation’s and its subsidiaries’ ability to, among other things, incur additional debt, guaranty debt or enter into swap agreements; incur liens; change the nature of its business; merge with or acquire other companies, liquidate or dissolve; and sell, transfer, lease or dispose of all or substantially all of its assets. Additionally, the Credit Agreement limits the Corporation from making certain advances, restricted payments and investments outside of its current investment policies except as expressly permitted thereunder.

Upon the occurrence of an event of default (and the expiration of any applicable grace or cure periods), under the Credit Agreement, the lenders may cease making loans, terminate the Credit Agreement, and declare all amounts outstanding to be immediately due and payable. As defined in the Credit Agreement, events of default include, among other things, the failure to make timely principal and interest payments or to satisfy the loan covenants, including the financial covenants described above, insolvency, bankruptcy and any revocation of a material gaming license. A change of control (as defined in the Credit Agreement) of the Corporation would be an event of default under the Credit Agreement.

The Credit Agreement amends and restates the unsecured $100 million credit agreement, dated as of May 1, 2006, with JPMorgan Chase Bank, N.A., as Administrative Agent, J.P. Morgan Securities Inc., as Sole Bookrunner and Sole Lead Arranger, LaSalle Bank National Association, as Syndication Agent and Bank of America, N.A., as Documentation Agent. The Corporation has no immediate plans to make any borrowings under the Credit Agreement.

The entire text of the Credit Agreement is attached as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The disclosure required by this item is included in Item 1.01 of this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

Exhibits	Description

10.1	$150 million Amended and Restated Credit Agreement, dated September 25, 2009, between the Corporation with JPMorgan Chase Bank, N.A., as Administrative Agent, J.P. Morgan Securities Inc., as Joint Bookrunner and Joint Lead Arranger, Banc of America Securities LLC, as Joint Bookrunner and Joint Lead Arranger, Bank of America, N.A., as Syndication Agent and Keybank National Association, as Documentation Agent.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WMS INDUSTRIES INC.
Date: October 1, 2009
/S/ KATHLEEN MCJOHN
Kathleen McJohn
Vice President, General Counsel and Secretary

Exhibit Index

Exhibits	Description

10.1	$150 million Amended and Restated Credit Agreement, dated September 25, 2009, between the Corporation with JPMorgan Chase Bank, N.A., as Administrative Agent, J.P. Morgan Securities Inc., as Joint Bookrunner and Joint Lead Arranger, Banc of America Securities LLC, as Joint Bookrunner and Joint Lead Arranger, Bank of America, N.A., as Syndication Agent and Keybank National Association, as Documentation Agent.